Exhibit 10.80

August 10, 2014

Fredric Swindler

305 Chuniloti Circle

Loudon, TN 37774

Re: Extension of Term of the Employment Agreement

Dear Mr. Swindler:

The purpose of this letter is to confirm the extension of the term contained in Section 3 of the Employment Agreement entered into among IsoRay Medical, Inc., a Delaware corporation, IsoRay, Inc., a Minnesota corporation (collectively, the “Company”), and Fredric Swindler (“Employee”), dated as of September 6, 2013 (the “Agreement”).

Under the Agreement, the Agreement’s term expires on September 9, 2014. Company and Employee now agree to extend the term to September 9, 2015.

Except as set forth herein, all terms and conditions of the Agreement, including but not limited to the Services and compensation therefor, shall remain in full force and effect. Each party hereto hereby expressly ratifies and affirms all such terms and conditions as of the effective date hereof.

Company and Employee each represent and acknowledge that it has the power and authority to enter into this letter. This letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IsoRay Medical, Inc. and IsoRay, Inc.

By:	/s/ Dwight Babcock
Dwight Babcock, CEO

The foregoing is accepted and agreed to on and as of the date first shown above,

Employee

Fredric Swindler

By:	/s/ Fredric Swindler
Fredric Swindler

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